Exhibit 10.1

Strategic Partnership Agreement Black Gem Coal Sales, Inc. & Consolidated Energy, Inc.

This Strategic Business Partnership Agreement by and between Black Gem Coal Sales, Inc. (Black Gem) of Prestonsburg, Kentucky and Consolidated Energy, Inc. (CEI) of Betsy Layne, Kentucky is for a period of 90 days and may be extended by mutual agreement for like periods of time.

Whereas Black Gem is experienced in mining, marketing, and developing coal properties and CEI wishes to engage Black Gem for its services. The parties mentioned agree to enter into this agreement.

Whereas Black Gem has the ability to supply the existing contract with American Electric Power (AEP) and will deliver as per existing agreement a minimum of 10,000 ton and a maximum of 45,000 ton of coal assuming that the coal delivered is equal to or greater than the existing purchase order at the price stated in the purchase order.

Whereas CEI is in need of further help in locating contract miners, developing the reserve base, permitting issues, and other management expertise that Black Gem has the ability to produce. The parties agree to enter into this agreement for like services.

Black Gem will evaluate the mine and facilities and work with current management to locate and choose a contract miner. They will also advise on how the property may best be developed to maximize recovery by developing a sales strategy and exploring current and future markets for all of the seams of coal on the property. Black Gem further agrees from time to time to send its employees to the facilities to advise and consult relating to the services they provide.

Black Gem agrees that all information collected during the term of this agreement shall be used for the purpose of providing Black Gem's services to the company and further agrees that said information shall be confidential. Black Gem's confidentiality agreement shall survive this agreement for a period of 12 months.

CEI and Black Gem agree to indemnify and hold each other harmless from and against any and all loss, claims, damages, or liabilities relating to the said services provided to each other.

CEI agrees to pay Eight Thousand, Three Hundred, Thirty-Three Dollars and 33/100 ($8,333.33) per month each to Pergrem & Rudd for a total of Sixteen Thousand, Six Hundred, Sixty-Six Dollars and 66/100 ($16,666.66) plus 5% of net profit with a maximum of Four Dollar ($4.00) per ton G &A Cost for services described herein and shall be paid on the 25th day of the month following. CEI further agrees to grant Pergrem & Rudd each Fifty Thousand (50,000) shares of common 144 restricted stock for a total of One Hundred Thousand (100,000) shares to be issued within 90-120 days after signing of this agreement.

BLACK GEM -SALES, INC.

/s/Clark Pergrem, President

/s/Jesse Rudd, Vice President

CONSOLIDATED ENERGY, INC.

/s/Joseph G. Jacobs, President

STATEOFKENTUCKY

COUNTY OF FLOYD

Subscribed and sworn to before me by Clark Pergrem this 1st day of May, 2007. My commission expires: 12/06/08.

/s/Linda H. Howell, Notary Public

STATEOFKENTUCKY

COUNTY OF FLOYD

Subscribed and sworn to before me by Jesse Rudd this 1st day of May, 2007. My commission expires: 12/06/08.

/s/Linda H. Howell, Notary Public

STATEOFKENTUCKY

COUNTY OF FLOYD

Subscribed and sworn to before me by Joseph G. Jacobs this 1st day of May, 2007. My commission expires: 02/01/10.

/s/Heather Hamond, Notary Public